SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   April 4, 2012

TARA MINERALS CORP.
(Name of Small Business Issuer in its charter)

Nevada	None	20-5000381
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

375 N. Stephanie St., Bldg. 2 Ste. # 211
Henderson, NV 89014
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (888) 901-4550

N/A
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement
Item 2.01                      Completion of Disposition of Assets

On April 4, 2012 the Company’s subsidiary, Adit Resources Corp. (“Adit”) sold its wholly owned subsidiary, American Copper Mining S.A. de C.V. (“American Copper”) to Yamana Mexico Holdings B.V. (“Yamana”).  American Copper’s primary asset is the Picacho group of concessions (the “Property”) located in Sonora, Mexico. The Property does not have any proven reserves.

As consideration for the sale of American Copper, Yamana agreed to pay Adit, in U.S. dollars:

•
$7.5 million, minus approximately $780,000 (the amount required to pay the Mexican government to release its tax lien on the Property), will be deposited into an escrow account and will be released when the Mexican government releases its tax lien on the Property (the “Escrow Release Date”);

•	Yamana Gold Inc. will surrender 500,000 common shares, and warrants to purchase an additional 250,000 common shares, that it holds in the capital of Adit for cancellation by Adit;

•	$9.8 million one year after the Escrow Release Date;

•
During the period ending five years after the Escrow Release Date, $1.0 million for every 100,000 ounces of gold, (whether measured, indicated, or inferred; as defined by Canadian Securities Administrators National Instrument 43-101) discovered on the Property. If no gold is defined on the Property three years after the Escrow Release Date, Yamana will make an advance payment of $3 million. Pursuant to this provision of the Agreement, Yamana will pay a maximum of $14 million.

•	$4.3 million six years after the Escrow Release Date.

Yamana has the option to terminate the agreement within ten business days prior to the one year anniversary of Escrow Release Date for any reason.  If the Agreement is terminated, Yamana will be required to return the capital stock of American Copper and the underlying Property to Company in good standing.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 4, 2012

TARA MINERALS CORP.

By:	/s/ Francis R. Biscan, Jr.
Francis R. Biscan, Jr., President

3